UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2008

NORTHERN TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-5965	36-2723087
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 South LaSalle Street, Chicago, Illinois	60603
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 630-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On November 11, 2008, the Board of Directors of Northern Trust Corporation (the “Corporation”) adopted amendments to the Corporation’s Code of Business Conduct and Ethics (the “Code”). The amended Code supersedes the Code of Business Conduct and Ethics adopted by the Board of Directors of the Corporation on November 13, 2007. A copy of the Code, as amended, is filed as Exhibit 14.1 and incorporated herein by reference.

The following is a summary of the adopted amendments: (a) a definitional section has been added to the Code; (b) language was added that specifies in more detail the prohibitions on non-discrimination; (c) a section was added to provide guidance in resolving difficult ethical questions; (d) the scope of the concept of “family members” was expanded; (e) references to additional policies of the Corporation that are not part of the Code were added; (f) a section describing the Corporation’s policies regarding compliance with anti-money laundering laws (broadly defined) was added; (g) language was added that specifies in more detail certain laws that must be adhered to; (h) appropriate references to the Chief Compliance and Ethics Officer of the Corporation were added; (i) the scope of the duty of confidentiality was clarified to make clear that it extends after the conclusion of affiliation with the Corporation; (j) the scope of the duty to self-report charges was expanded; (k) the Corporation’s commitment to free and competitive markets was stated expressly; (l) references were included to other policies of the Corporation that identify where to seek guidance in interpreting other policies of the Corporation; (m) language was added to clarify that the scope of corporate property and assets covered by the Code includes information assets; and (n) increased emphasis on compliance with non-United States law, in connection with which some references to specific laws of the United States, were removed inasmuch as they were encompassed by the descriptions of the various types of laws with which persons covered by the Code must comply throughout the world.

The amendments took effect upon adoption by the Board of Directors.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

14.1	Code of Business Conduct and Ethics, as amended through November 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN TRUST CORPORATION
(Registrant)

Date: November 17, 2008	By:	/s/ Rose A. Ellis
Rose A. Ellis
Corporate Secretary

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